SECURITIES AND EXCHANGE COMMISSION

                 Washington, D.C.  20549







                        FORM 8-K

                     CURRENT REPORT

             Pursuant to Section 13 or 15(d)
         of the Securities Exchange Act of 1934


                          Date of Report:  June 15, 1995

               CROWLEY, MILNER AND COMPANY
 (Exact name of registrant as specified in its charter)


    Michigan                 1-1594                38-0454910
(State or other        (Commission File         (I.R.S. Employer
jurisdiction of             Number)              Identification)
incorporation
or organization)

 2301 West Lafayette Boulevard, Detroit, Michigan  48216
(Address of principal executive offices)       (Zip code)

     Registrant's telephone number, including area code:
                      (313) 962-2400

                       Not applicable
  (Former name or former address, if changed since last report)

Item 1.  Changes in Control of Registrant.

     Effective June 15, 1995, Crowley Milner and Company
("Crowley's"), Schottenstein Stores Corporation ("SSC") and
Schottenstein Professional Asset Management Corporation ("SPAMC") consummated the following transactions:

     1. Cancellation and Surrender of Option by SSC. SSC cancelled and surrendered to Crowley's its option (the "Option") to purchase 198,000 shares of Crowley's Common Stock as granted under the Option Agreement, dated May 20, 1993, as amended September 12, 1994, between Crowley's and SSC (the "Option Agreement") in exchange for an aggregate purchase price of $792,000.00 (i.e., $4.00 per share ($4.50 less the exercise price under the Option of $0.50 per share)) (the "SSC Purchase Price"). As part of the foregoing, the Option Agreement was terminated by SSC and Crowley's.

     2. Sale of Shares by SPAMC. Crowley's purchased from SPAMC, and SPAMC sold to Crowley's, 96,936 shares of Crowley's Common Stock in exchange for an aggregate purchase price of $436,212.00 (i.e., $4.50 per share) (the "SPAMC Purchase Price").

     Crowley's paid both the SSC Purchase Price and the SPAMC Purchase Price (an aggregate of $1,228,212) in cash, with the proceeds for such payment being provided by Crowley's existing credit facility with Congress Financial Corporation (Central).

     Immediately prior to the consummation of the foregoing transactions, SSC and SPAMC beneficially owned 18.9% and 9.2%, respectively, of Crowley's Common Stock (based on 1,048,300 shares of Common Stock issued and outstanding). Immediately after the consummation of the foregoing transactions, 951,364 shares of Common Stock were issued and outstanding and neither SSC nor SPAMC had any beneficial ownership in Crowley's Common Stock. The 96,936 shares purchased by Crowley's from SPAMC constitute authorized but unissued shares.


                       SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


               CROWLEY, MILNER AND COMPANY


June 29, 1995      /S/ DENNIS P. CALLAHAN
                   ---------------------------
                   Dennis P. Callahan, President